UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 15, 2015

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

001-11229	Mississippi Power Company (A Mississippi Corporation) 2992 West Beach Gulfport, Mississippi 39501 (228) 864-1211	64-0205820

The names and addresses of the registrants have not changed since the last report.

This combined Form 8-K is filed separately by two registrants: The Southern Company and Mississippi Power Company.  Information contained herein relating to each registrant is filed by each registrant solely on its own behalf.  Each registrant makes no representation as to information relating to the other registrant.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

See MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “Integrated Coal Gasification Combined Cycle - Rate Recovery of Kemper IGCC Costs” in Item 7 of Mississippi Power Company’s (“Mississippi Power”) Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”). See also Note 3 to the financial statements of The Southern Company (“Southern Company”) and of Mississippi Power under “Integrated Coal Gasification Combined Cycle - Rate Recovery of Kemper IGCC Costs” in Item 8 of each company’s Form 10-K for additional information regarding rate recovery for costs associated with the integrated coal gasification combined cycle facility under construction in Kemper County, Mississippi (the “Kemper IGCC”). In addition, see MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “Integrated Coal Gasification Combined Cycle - Rate Recovery of Kemper IGCC Costs” in Mississippi Power’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (the “Form 10-Q”). See also Note (B) to the Condensed Financial Statements of Southern Company and Mississippi Power under “Integrated Coal Gasification Combined Cycle - Rate Recovery of Kemper IGCC Costs” in each company’s Form 10-Q for information regarding the 2015 Mississippi Supreme Court decision relating to rate recovery for the Kemper IGCC and Mississippi Power’s plan to file a rate request in May 2015.
On May 15, 2015, Mississippi Power filed a notice of intent to change rates with the Mississippi Public Service Commission (“PSC”). This notice includes three alternative rate proposals requesting an increase in retail rates and charges in connection with the Kemper IGCC, each of which is summarized below.

The first proposal presents revenue requirements calculated consistent with the Mississippi PSC’s traditional rate making authority (the “Traditional Proposal”). Mississippi Power has calculated its revenue deficiency based on two projected test year periods, June 1, 2015 through May 30, 2016 (“Test Period 1”) and June 1, 2016 through May 30, 2017 (“Test Period 2”). Information related to Test Period 2 is included with the Traditional Proposal only to provide a comparison to the rate mitigation revenue calculations. Mississippi Power is not requesting rates based on the Test Period 2 information at this time. However, since Test Period 1 includes only two months of Kemper IGCC operations, Mississippi Power anticipates it would have to file an additional traditional rate case to include a full year of Kemper IGCC operations.
Under the Traditional Proposal, rates would increase above current levels approximately 11.8%, or $114 million annually, effective June 1, 2015, and would be projected to increase approximately an additional 12%, or $120 million annually, effective June 1, 2016. The 2016 projected rate information provides comparative information to the other proposals; Mississippi Power would have to file an additional traditional rate case before such rate increase could be implemented. The Traditional Proposal assumes that the motion for rehearing that has been filed with respect to the 2015 Mississippi Supreme Court decision is denied and that Mississippi Power’s collection of the rates implemented by the March 2013 Mississippi PSC order, which related to a regulatory liability account for use in mitigating future rate impacts for Mississippi Power customers (“Mirror CWIP”), was discontinued in April 2015 and refunded over the period from May 2015 through May 2017, as well as a retail rate of return on common equity (“ROE”) of 10.2%.
The second proposal, the 2017 Rate Mitigation Plan (the “2017 RMP”), presents revenue requirements calculated consistent with a rate mitigation plan authorized by

Mississippi state law that would mitigate the Kemper IGCC’s initial retail revenue impact over two years (June 1, 2015 through May 31, 2017). Under the 2017 RMP proposal, rates would increase above current levels approximately 2.6%, or $25 million annually, effective June 1, 2015, and approximately an additional 19%, or $197 million annually, effective June 1, 2016. The 2017 RMP proposal assumes that the motion for rehearing that has been filed with respect to the 2015 Mississippi Supreme Court decision is denied and that Mississippi Power’s collection of Mirror CWIP was discontinued in April 2015 and refunded over the period from May 2015 through May 2017, as well as a retail ROE of 9.7%.
The third proposal, the 2019 Rate Mitigation Plan (the “2019 RMP”), presents revenue requirements for a rate mitigation plan that would mitigate the Kemper IGCC’s initial retail revenue impact over four and one half years (June 1, 2015 through December 31, 2019). Rates under the 2019 RMP proposal would go into effect June 1, 2015, at the same level as the current Mirror CWIP rate, which was designed to collect approximately $156 million annually, and would not change over the entire 2019 RMP term. The 2019 RMP proposal assumes that an allowance for funds used during construction would accrue on construction work in progress balances until they are placed in service and that the total Mirror CWIP funds collected would be used to offset the retail revenue requirements over the term of the 2019 RMP proposal, as well as a retail ROE of 9.7%.
The 2019 RMP proposal also assumes the securitization of up to $1 billion in costs that are deemed prudent by the Mississippi PSC, which would result in an additional increase of approximately 4% to 6%, following the commercial operation of the Kemper IGCC. Furthermore, the 2019 RMP proposal is dependent on the availability of the Mirror CWIP collections. If such collections are required to be refunded in their entirety prior to the commercial operation of the Kemper IGCC, as a result of the 2015 Mississippi Supreme

Court decision, or for any other reason, Mississippi Power would withdraw the 2019 RMP proposal.
Mississippi Power favors the 2019 RMP proposal because it offers the lowest initial rate increase and the longest period of stable rates for customers; however, the ultimate outcome is dependent on Mississippi PSC action. Under Mississippi state law, if the Mississippi PSC does not act within 120 days after the filing, the Traditional Proposal may be put into effect as temporary rates under bond and subject to refund.
The ultimate outcome of this matter cannot be determined at this time.
Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this Current Report on Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning Mississippi Power’s filing with the Mississippi PSC to increase retail base rates relating to the recovery of costs for the Kemper IGCC. Southern Company and Mississippi Power caution that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company and Mississippi Power; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in each of Southern Company’s and Mississippi Power’s Form 10-K, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to the Mississippi PSC’s review of Mississippi Power’s filing to increase retail base rates; the impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, environmental laws including regulation of water, coal combustion residuals, and emissions of sulfur, nitrogen, carbon dioxide, soot, particulate matter, hazardous air pollutants, including mercury, and other substances, and also changes in tax and other laws and regulations to which Mississippi Power is subject as well as changes in application of existing laws and regulations; current and future litigation, regulatory investigations, proceedings, or inquiries, including the pending Environmental Protection Agency civil action against Mississippi Power, Federal Energy Regulatory Commission matters, and Internal Revenue Service and state tax audits; the effects, extent, and timing of the entry of additional competition in the markets in which Mississippi Power operates; variations in demand for electricity, including those relating to weather, the general economy and recovery from the last recession, population and business growth (and declines), the effects of energy conservation and efficiency measures, including from the development and deployment of alternative energy sources such as self-generation and distributed generation technologies, and any potential economic impacts resulting from federal fiscal decisions; available sources and costs of fuels; effects of inflation; the ability to control costs and avoid cost overruns during the development and construction of facilities, which include the development and construction of generating facilities with designs that have not been finalized or previously constructed, including changes in labor costs and productivity, adverse weather conditions, shortages and inconsistent quality of equipment, materials, and labor, contractor or supplier delay, non-performance under construction or other agreements, operational readiness, including specialized operator training and required site safety programs, unforeseen engineering or design problems, start-up activities (including major equipment failure and system integration), and/or operational performance (including additional costs to satisfy any operational parameters ultimately adopted by the Mississippi PSC); the ability to construct facilities in accordance with the requirements of permits and licenses, to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; advances in technology; actions related to cost recovery for the Kemper IGCC, including actions relating to proposed securitization, Mississippi PSC approval of a rate recovery plan, including the ability to complete the proposed sale of an interest in the Kemper IGCC to South Mississippi Electric Power Association, the ability to utilize bonus depreciation, which currently requires that assets be placed in service in 2015, and satisfaction of requirements to utilize investment tax credits and grants; Mississippi PSC review of the prudence of Kemper IGCC costs; the ultimate outcome and impact of the February 2015 decision of the Mississippi Supreme Court, Mississippi Power’s request for rehearing of such decision, and any further legal or regulatory proceedings regarding any settlement agreement between Mississippi Power and the Mississippi PSC, the March 2013 rate order regarding retail rate increases, or the State of Mississippi legislation designed to enhance the Mississippi PSC’s authority to facilitate development and construction of baseload generation in the State of Mississippi; the ability to successfully operate generating, transmission, and distribution facilities and the successful performance of necessary corporate functions; the ability of counterparties of Mississippi Power to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on Mississippi Power’s business resulting from cyber intrusion or terrorist incidents and the threat of terrorist incidents; interest rate fluctuations and financial market conditions and the results of financing efforts; changes in Mississippi Power’s credit ratings, including impacts on interest rates, access to capital markets, and collateral requirements; the impacts of any sovereign financial issues, including impacts on interest rates, access to capital markets, impacts on currency exchange rates, counterparty performance, and the economy in general; the ability to obtain additional generating capacity at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, hurricanes and other storms, droughts, pandemic health events such as influenzas, or other similar occurrences; the direct or indirect effects on Mississippi Power’s business resulting from incidents affecting the U.S. electric grid or operation of generating resources; and the effect of accounting pronouncements issued periodically by standard setting bodies. Southern Company and

Mississippi Power expressly disclaim any obligation to update any forward-looking information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2015	THE SOUTHERN COMPANY
	By	/s/ Melissa K. Caen
Melissa K. Caen Corporate Secretary
MISSISSIPPI POWER COMPANY
	By	/s/ Melissa K. Caen
Melissa K. Caen Assistant Secretary

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